Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release
Bassett Announces Fiscal Second Quarter Results

(Bassett, Va.) – June 30, 2016 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended May 28, 2016.

Fiscal 2016 Second Quarter Highlights

●	Consolidated sales were $106.7 million for the second quarter of 2016 compared to $111.6 million for the second quarter of 2015, a decrease of 4.4%.
●	Operating income for the quarter was $5.9 million or 5.5% of sales as compared to $6.7 million or 6.0% of sales for the prior year quarter.
●

Wholesale sales were $59.9 million for the second quarter of 2016 compared to $66.7 million for the second quarter of 2015, a decrease of 10%. Wholesale operating profit for the quarter was $4.3 million or 7.3% of sales as compared to $4.8 million or 7.2% of sales for the prior year quarter.

●

Company-owned store sales were $61.9 million for the second quarter of 2016 compared to $63.9 million for the second quarter of 2015, a decrease of 3.1%. This included a comparable store sales decrease of 3.6%, compared to the prior year quarter, with the twelve Texas stores accounting for over 70% of the decrease. Comparable store operating income was $1.2 million or 2.0% of sales for the current year quarter as compared to $2.3 million or 3.7% of sales for the prior year quarter. Total retail operating income was $0.4 million or 0.6% of sales for the quarter as compared to $2.0 million or 3.1% of sales for the prior year quarter. Comparable store written sales for the quarter decreased 3.9%. However, comparable store written sales for the 12-day Memorial Day promotional period increased 24% as compared to the 2015 promotional period.

●

Revenue for Zenith was $23.8 million for the second quarter of 2016 compared to $22.0 million for the second quarter of 2015, an 8.4% increase. Zenith’s operating profit for the quarter was $0.7 million or 2.8% of sales as compared to $1.0 million or 4.7% of sales for the prior year quarter.

●

Net income for the quarter was $3.4 million or $0.31 per diluted share as compared to $4.5 million or $0.42 per diluted share for the prior year quarter, which included income of $1.1 million related to the Continued Dumping & Subsidy Offset Act (“CDSOA”). Excluding the CDSOA income, net income for the second quarter of 2015 would have been $3.9 million, or $0.36 per diluted share.

“The year over year sales growth that we have generated in 15 of the past 16 quarters stalled for our quarter ended May 28, 2016,” commented Robert H. Spilman, Jr., Chairman and CEO. “Although we saw decreases in our consolidated, wholesale, and retail sales for the quarter, we remain optimistic about our prospects for the future as we continue to open new stores, remodel older ones, and close the remaining handful of underperformers. Against the backdrop of last year’s 31% sales increase, sales fell 4.4%. Operating income declined to $5.9 million compared to the $6.7 million that we produced last year. Much of our efforts in the first half of the year have been pointed toward the large product rollout that we executed in preparation for this year’s Memorial Day sales event and we were extremely pleased with the sales that our new products produced, as the net result for the 12-day promotional period produced comparable store written sales that were 24% higher compared to the 2015 promotional period. Amidst the choppy sales environment that has characterized the past few months in our sector, we are encouraged by the performance of our new assortment and will focus on additional enhancements as the remainder of 2016 unfolds.”

Wholesale Segment

Net sales for the wholesale segment were $59.9 million for the second quarter of 2016 as compared to $66.7 million for the second quarter of 2015, a decrease of $6.8 million or 10%. This decrease was driven by lower shipments to both the Bassett Home Furnishings store network and the open market (outside the Bassett Home Furnishings network). The decrease in sales to the Bassett Home Furnishings store network and the open market, was primarily due to general softness at retail. In addition, sales to the open market were impacted by lower sales of the HGTV Home Collection brand that was discontinued in late 2015. Gross margins for the wholesale segment increased to 33.8% for the second quarter of 2016 from 32.8% for the second quarter of 2015, driven largely by higher margins in the imported wood operation from favorable ocean freight and lower impact of discounting in 2016, as the Company was exiting the open market HGTV Home Collection brand in 2015. In addition, gross margins in the upholstery operation improved due to improved pricing strategies coupled with favorable raw material costs. Wholesale SG&A for the second quarter of 2016 was $15.9 million as compared to $17.1 million for the prior year period. SG&A as a percentage of sales increased to 26.5% as compared to 25.6% for the second quarter of 2015. This increase in SG&A as a percentage of sales was primarily driven by reduced leverage of fixed costs from lower sales levels partially offset by lower bad debt costs and incentive compensation expenses. Operating income was $4.3 million or 7.3% of sales as compared to $4.8 million or 7.2% of sales in the prior year.

“Both our wood and upholstery divisions suffered sales declines in the quarter,” continued Spilman. “Only our domestically produced Bench Made product range generated revenue growth. In reviewing the quarter’s results, it has been difficult to pinpoint specific macro factors that slowed our sales momentum. Closer to home, however, we can cite the closure of three Bassett stores, the discontinuation of our open market HGTV product line, temporary disruptions in our imported motion supply chain, and the comparatively weak performance of our stores in the energy-related economy of Texas, as the primary contributors to our down quarter. Despite this, we were able to hold our wholesale margins intact, albeit on less volume. Our Grand Prairie, Texas upholstery facility was modestly profitable in its first full quarter of operation, further showcasing the portability of our cellular manufacturing model. Once again, we are building on the success of our recent product launch with the upcoming additions of several new product collections that will hit our stores this fall.”

Retail Segment

Net sales for the 58 Company-owned Bassett Home Furnishings stores were $61.9 million for the second quarter of 2016 as compared to $63.9 million for the second quarter of 2015, a decrease of $2.0 million or 3.1%. The decrease was due to a $2.2 million or 3.6% decrease in comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 3.9% for the second quarter of 2016 as compared to the second quarter of 2015.

The consolidated retail operating profit for the second quarter of 2016 was $0.4 million as compared to $2.0 million for the second quarter of 2015, a decline of $1.6 million. The 56 comparable stores generated operating income of $1.2 million for the quarter, or 2.0% of sales, as compared to $2.3 million, or 3.7% of sales, for the prior year quarter. Gross margins for comparable stores were 49.4% for the second quarter of 2016 compared to 49.9% for the second quarter of 2015.  Lower gross margins were due primarily to increased discounting of clearance items in preparation for a significant product rollout for the Memorial Day holiday promotion. SG&A expenses for comparable stores decreased $0.3 million to $28.0 million or 47.4% of sales as compared to 46.2% of sales for the second quarter of 2015. This increase in SG&A as a percentage of sales was primarily driven by reduced leverage of fixed costs from lower sales levels.

“Comparable store delivered sales decreased by 3.6% compared to last year’s 17% increase resulting in a $1.6 million decline in retail operating profit,” said Spilman. “Over 70% of our comparable store decline was attributable to our twelve Texas stores where local economies have been impacted by volatility in oil prices. Our Houston market was particularly hard hit with a sales decline in excess of 20%. On the other hand, store sales have been strong since the end of the quarter. We are especially pleased with the strides we have made in staffing our stores and with our recruitment strategies in general. In keeping with our ongoing store portfolio improvement program, three underperforming stores with expiring leases were closed during the period, resulting in losses of $(0.4) million. We also incurred preopening expenses from our new Sterling, Virginia store that opened at the end of the quarter. Looking ahead, we are under construction with a new store in Hunt Valley, Maryland and have three more signed leases for units that are set to open at the end of fiscal 2016 or at the beginning of next year.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 90 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second fiscal quarter of 2016, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - unaudited

(In thousands, except for per share data)

	Quarter Ended				Six Months Ended
	May 28, 2016		May 30, 2015		May 28, 2016		May 30, 2015
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Sales revenue:
Furniture and accessories	$92,990		$99,467		$185,392		$189,015
Logistics	13,677		12,086		28,148		15,345
Total sales revenue	106,667	100.0%	111,553	100.0%	213,540	100.0%	204,360	100.0%

Cost of furniture and accessories sold	42,419	39.8%	46,921	42.1%	84,405	39.5%	88,851	43.5%

Selling, general and administrative expenses excluding
new store pre-opening costs	58,088	54.5%	57,425	51.5%	117,045	54.8%	104,900	51.3%
New store pre-opening costs	307	0.3%	44	0.0%	446	0.2%	44	0.0%
Lease exit costs	-	0.0%	-	0.0%	-	0.0%	419	0.2%
Asset impairment charges	-	0.0%	-	0.0%	-	0.0%	106	0.1%
Management restructuring costs	-	0.0%	449	0.4%	-	0.0%	449	0.2%
Income from operations	5,853	5.5%	6,714	6.0%	11,644	5.5%	9,591	4.7%

Remeasurement gain on acquisition of affiliate	-	0.0%	-	0.0%	-	0.0%	7,212	3.5%
Income from Continued Dumping & Subsidy Offset Act	-	0.0%	1,066	1.0%	-	0.0%	1,066	0.5%
Other loss, net	(600)	-0.6%	(597)	-0.5%	(1,257)	-0.6%	(1,220)	-0.6%
Income before income taxes	5,253	4.9%	7,183	6.4%	10,387	4.9%	16,649	8.1%

Income tax provision	1,868	1.8%	2,654	2.4%	3,768	1.8%	6,164	3.0%
Net income	$3,385	3.2%	$4,529	4.1%	$6,619	3.1%	$10,485	5.1%

Basic earnings per share	$0.31		$0.42		$0.61		$0.99

Diluted earnings per share	$0.31		$0.42		$0.61		$0.98

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	May 28, 2016	November 28, 2015
Assets
Current assets
Cash and cash equivalents	$29,726	$36,268
Short-term investments	23,125	23,125
Accounts receivable, net	18,987	21,197
Inventories, net	54,834	59,896
Other current assets	8,249	6,798
Total current assets	134,921	147,284

Property and equipment, net	104,075	96,104

Other long-term assets
Deferred income taxes, net	12,205	13,471
Goodwill and other intangible assets	17,521	17,682
Other	7,525	8,002
Total long-term assets	37,251	39,155
Total assets	$276,247	$282,543

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$20,198	$20,916
Accrued compensation and benefits	11,614	14,345
Customer deposits	20,132	23,999
Dividends payable	-	2,184
Current portion of long-term debt	6,438	5,273
Other accrued liabilities	10,907	13,133
Total current liabilities	69,289	79,850

Long-term liabilities
Post employment benefit obligations	12,654	12,694
Long-term debt	9,220	8,500
Other long-term liabilities	4,151	4,133
Total long-term liabilities	26,025	25,327

Stockholders’ equity
Common stock	54,525	54,580
Retained earnings	125,563	120,904
Additional paid-in-capital	3,409	4,560
Accumulated other comprehensive loss	(2,564)	(2,678)
Total stockholders' equity	180,933	177,366
Total liabilities and stockholders’ equity	$276,247	$282,543

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Six Months Ended
	May 28, 2016	May 30, 2015
Operating activities:
Net income	$6,619	$10,485
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,611	4,729
Equity in undistributed income of investments and unconsolidated affiliated companies	-	(220)
Non-cash asset impairment charges	-	106
Non-cash portion of lease exit costs	-	419
Remeasurement gain on acquisition of affiliate	-	(7,212)
Tenant improvement allowances received from lessors	590	330
Deferred income taxes	1,198	4,212
Excess tax benefits from stock-based compensation	41	1,032
Other, net	697	1,018
Changes in operating assets and liabilities
Accounts receivable	2,436	(1,490)
Inventories	5,062	(5,706)
Other current and long-term assets	(1,451)	(2,121)
Customer deposits	(3,867)	763
Accounts payable and accrued liabilities	(5,926)	3,882
Net cash provided by operating activities	11,010	10,227

Investing activities:
Purchases of property and equipment	(14,116)	(7,942)
Proceeds from sale of retail real estate and property and equipment	577	2,952
Cash paid for business acquisition, net of cash acquired	-	(7,323)
Capital contribution to affiliate	-	(1,345)
Net cash used in investing activities	(13,539)	(13,658)

Financing activities:
Cash dividends	(4,145)	(3,777)
Proceeds from the exercise of stock options	114	2,993
Other issuance of common stock	176	171
Repurchases of common stock	(1,930)	(255)
Repayments of notes payable	(4,920)	(1,214)
Proceeds from equipment loans	6,692	1,307
Net cash used in financing activities	(4,013)	(775)
Change in cash and cash equivalents	(6,542)	(4,206)
Cash and cash equivalents - beginning of period	36,268	26,673
	.	.
Cash and cash equivalents - end of period	$29,726	$22,467

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Six Months Ended
	May 28, 2016	May 30, 2015	May 28, 2016	May 30, 2015
Net Sales
Wholesale	$59,906	$66,705	$119,482	$125,510
Retail - Company-owned stores	61,943	63,921	123,538	121,104
Logistical services	23,810	21,958	48,489	27,957
Inter-company eliminations:
Furniture and accessories	(28,859)	(31,159)	(57,628)	(57,600)
Logistical services	(10,133)	(9,872)	(20,341)	(12,611)
Consolidated	$106,667	$111,553	$213,540	$204,360

Operating Income
Wholesale	$4,334	$4,796	$8,732	$7,723
Retail	381	1,971	697	1,929
Logistical services	661	1,027	1,405	1,019
Inter-company elimination	477	(631)	810	(106)
Lease exit costs	-	-	-	(419)
Asset impairment charges	-	-	-	(106)
Management restructuring costs	-	(449)	-	(449)
Consolidated	$5,853	$6,714	$11,644	$9,591

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 28,			May 28,
	2015	Opened*	Closed*	2016

Company-owned stores	60	1	(3)	58
Licensee-owned stores	33	-	(1)	32

Total	93	1	(4)	90

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--unaudited

(In thousands)

	56 Comparable Stores				56 Comparable Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 28, 2016		May 30, 2015		May 28, 2016		May 30, 2015
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$59,003	100.0%	$61,192	100.0%	$117,054	100.0%	$115,965	100.0%

Cost of sales	29,834	50.6%	30,633	50.1%	58,977	50.4%	57,773	49.8%

Gross profit	29,169	49.4%	30,559	49.9%	58,077	49.6%	58,192	50.2%

Selling, general and administrative expense*	27,963	47.4%	28,269	46.2%	55,736	47.6%	55,616	48.0%

Income from operations	$1,206	2.0%	$2,290	3.7%	$2,341	2.0%	$2,576	2.2%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	May 28, 2016		May 30, 2015		May 28, 2016		May 30, 2015
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$2,940	100.0%	$2,729	100.0%	$6,484	100.0%	$5,139	100.0%

Cost of sales	1,807	61.5%	1,531	56.1%	3,979	61.4%	2,791	54.3%

Gross profit	1,133	38.5%	1,198	43.9%	2,505	38.6%	2,348	45.7%

Selling, general and administrative expense	1,651	56.2%	1,473	54.0%	3,703	57.1%	2,951	57.4%
Pre-opening store costs**	307	10.4%	44	1.6%	446	6.9%	44	0.9%

Loss from operations	$(825)	-28.1%	$(319)	-11.7%	$(1,644)	-25.4%	$(647)	-12.6%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**	Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.